Exhibit 99.1

iMetrik M2M Solutions Inc. Signs Exclusive Agreement for
iMetrik Global's Technologies Worldwide

iMetrik M2M Solutions Inc. obtains the exclusive right to market wireless Machine-to-Machine solutions using the iMetrik platform for all M2M markets worldwide, except automotive.

Montreal, QC, February 2, 2011 – iMetrik M2M Solutions, Inc. (OTCBB: IMEK) today announced that it has signed an exclusive license agreement with iMetrik Global Inc.  for the use of all iMetrik Global technologies for the Machine-to-Machine “M2M” markets worldwide.

iMetrik's M2M platform offers the first wireless “end-to-end” solution that enables remote monitoring and selective enabling, disabling, or any other command, over equipment, appliance or services from virtually anywhere to anywhere in the world. Uniquely, iMetrik M2M Solutions will offer these services using a “pay-per-use” model that eliminates fixed monthly costs: Either you use the service and pay for just that usage, or you don't use it and simply don't receive an invoice.

“The fact that iMetrik Global's technologies have been tested–and proven successful in the marketplace for the last six years as an entire wireless M2M platform, from the embedded access device through the global wireless network and the web application, made us certain they were the best and practically the only choice for our M2M offering. No other M2M solution provider has put together a complete system that allows the ability for our customers to immediately deploy global wireless M2M solutions without having to go through the challenge, cost and time of researching and integrating components from multiple parties,” said Michel St-Pierre, President and CEO of iMetrik M2M Solutions Inc.

iMetrik's wireless network offers global coverage, with service in over 120 countries around the world. The Access Point, an embedded device, is shipped pre-activated and starts communicating right out of the box, saving customers from the difficulty and complexity of negotiating their own access to the local wireless networks. Whether using the technology for building management, lighting systems, vending machines, point of sale terminals, IT equipment, power supplies, security, or remote healthcare monitoring,  the solution “just a click away” on a pay-per-use basis with iMetrik M2M’s solution.

The iMetrik technology suite removes obstacles previously limiting the expected growth of M2M by delivering complete solutions including an embedded Access Point, global network and web applications. The iMetrik DNA (Device/Network/Applications) stack allows the deployment of ready solutions and considerably reduces time to market as well as cost.

iMetrik M2M has already begun negotiations with prospective clients in various M2M sectors, which, combined, represent markets worth hundreds of millions of dollars yearly and is expected to grow at double-digit rates annually.

Mission Statement

iMetrik M2M is a global solution provider of wireless services designed to control and manage the access and use of virtually any asset from “anywhere-to-anywhere” in the world. This is the world of Machine-to-Machine or M2M, the Internet of Things. The iMetrik M2M Platform moves information and commands from the source directly to the desktop, helping develop new service offerings, enabling real-time control over assets and open up new markets.

Forward Looking Statements

The matters discussed herein, as well as in future oral and written statements by management of iMetrik M2M Solutions Inc. are forward-looking statements, and are based on current management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Contact:

IR: Nada Guirguis

Tel: +1.-514-904-2333

Cell :+1-514-402-2538

Email: nada@imetrikm2m.com

740 W. Notre-Dame Ste 1555

Montreal, Qc Canada, H3C3X6